Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BLUE STAR FOODS CORP.

Under Section 242 of the Delaware General Corporation Law (“DGCL”),

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is Blue Star Foods Corp. (the “Corporation”).

2.	The Corporation’s certificate of incorporation (“Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 17, 2017. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 2018, and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on November 5, 2018.

3.	Section 4, “Capital Stock” of the Amended and Restated Certificate of Incorporation is hereby amended by inserting the following as the last paragraph of Section 4 with the following new paragraph:

“(g) Reverse Stock Split. This Certificate of Amendment to the Certificate of Incorporation is filed pursuant to Section 242(a)(3) of the DGCL to reflect a one-for-fifty (1:50) reverse stock split (the “Reverse Stock Split”), so that for every 50 shares of the Corporation’s issued and outstanding common stock, $0.0001 par value per share (“Common Stock”), the holder of such shares will receive one new share of Common Stock. No fractional shares shall be issued and, in lieu thereof. The Corporation’s transfer agent shall cancel all fractional shares and stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale based on the fair market value of such fractional shares on the date of the filing of this Certificate of Amendment. All shares of the Corporation’s Common Stock eliminated as a result of the Reverse Stock Split will be canceled. The authorized number of shares, and par value per share, of Common Stock, shall not be affected by the Reverse Stock Split.”

4.	Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation was authorized by unanimous consent of the Board of Directors of the Corporation on April 30 2024, pursuant to Section 242(b)(1) of the DGCL and by a majority of the outstanding shares entitled to vote at a meeting of stockholders of the Corporation held on April 30, 2024, pursuant to Section 242(b)(2) of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation had caused this Certificate of Amendment to be signed this 30th day of April, 2024.

BLUE STAR FOODS CORP.

/s/ John Keeler
John Keeler
Executive Chairman and Chief Executive Officer